
                                                                  EXHIBIT 12.1


                            AMERICAN EXPRESS COMPANY
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)


                                                                       Years Ended December 31,
                                               ------------------------------------------------------------------------

                                                   2000          1999              1998            1997            1996
                                                   ----          ----              ----            ----            ----
Earnings:
  Pretax income from
   continuing operations                        $ 3,908       $ 3,438           $ 2,925         $ 2,750         $ 2,664
  Interest expense                                2,952         2,178             2,224           2,122           2,160
  Other adjustments                                 163           151               124             127             139
                                                -------       -------           -------         -------         -------
Total earnings (a)                              $ 7,023       $ 5,767           $ 5,273         $ 4,999         $ 4,963
                                                -------       -------           -------         -------         -------

Fixed charges:
  Interest expense                              $ 2,952       $ 2,178           $ 2,224         $ 2,122         $ 2,160
  Other adjustments                                 165           152               129             129             130
                                                -------       -------           -------         -------         -------
Total fixed charges (b)                         $ 3,117       $ 2,330           $ 2,353         $ 2,251         $ 2,290
                                                -------       -------           -------         -------         -------

Ratio of earnings to
  fixed charges (a/b)                              2.25          2.48              2.24            2.22            2.17



Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (the "Company") and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.


                                                                  EXHIBIT 12.2



                            AMERICAN EXPRESS COMPANY
        COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES AND
                            PREFERRED SHARE DIVIDENDS
                              (Dollars in millions)

                                                                             Years Ended December 31,
                                                 ------------------------------------------------------------------------------

                                                     2000               1999              1998            1997            1996
                                                     ----               ----              ----            ----            ----
Earnings:
  Pretax income from
   continuing operations                          $ 3,908            $ 3,438           $ 2,925         $ 2,750         $ 2,664
  Interest expense                                  2,952              2,178             2,224           2,122           2,160
  Other adjustments                                   163                151               124             127             139
                                                  -------            -------           -------         -------         -------
Total earnings (a)                                $ 7,023            $ 5,767           $ 5,273         $ 4,999         $ 4,963
                                                  -------            -------           -------         -------         -------

Fixed charges and
  Preferred share
  dividends:
  Interest expense                                $ 2,952            $ 2,178           $ 2,224         $ 2,122         $ 2,160
  Dividends on preferred
   shares                                               -                  -                 -               -               8
  Other adjustments                                   165                152               129             129             130
                                                  -------            -------           -------         -------         -------
Total fixed charges and
Preferred share
Dividends  (b)                                    $ 3,117            $ 2,330           $ 2,353         $ 2,251         $ 2,298
                                                  -------            -------           -------         -------         -------
Ratio of earnings to
  fixed charges and
  Preferred share
  dividends (a/b)                                    2.25               2.48              2.24            2.22            2.16


Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (the "Company") and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges and preferred share dividends" computation, dividends on outstanding preferred shares have been increased to an amount representing the pretax earnings required to cover such dividend requirements. Other adjustments include capitalized interest costs and the interest component of rental expense.